Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MAY CASH DISTRIBUTION

DALLAS, Texas, May 20, 2016 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.034016 per unit, payable on June 14, 2016, to unit holders of record on May 31, 2016.

This month’s distribution increased from the previous month due to an increase in the pricing of oil and an increase in production due to a longer month of March for the Waddell Ranch. Also, with the increased pricing and some prior period adjustments, the Waddell Ranch Properties are no longer in a deficit balance for the month and contributed $1,303,771 to this month’s distribution.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 85,634 barrels of oil and 416,723 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 33,713 barrels of oil and 162,544 Mcf of gas. The average price for oil was $33.32 per bbl and for gas was $1.50 per Mcf. This would primarily reflect production and pricing for the month of March for oil and the month of February for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,478,123. Deducted from these would be the Lease Operating Expense (LOE) of $1,493,383, taxes of $350,189 and Capital Expenditures (CAPEX) of ($604,476) totaling $1,239,096 resulting in a Net Profit of $2,239,027 for the month of April. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,679,270 to this month’s distribution. This amount along with the negative deficit carryover from prior periods this would result in net contribution by the Waddell Ranch Properties of $1,303,771 to this month’s distribution. There is no amount of negative NPI deficit to carryover from previous periods for this month.

ConocoPhillips has revised the 2016 capital expenditure budget which will total $2.45 million for the entire Waddell Ranch Project and $1.08 million net to the Trust. There will be no new drilled wells, no recompletions, and only some facilities projects.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)		Gas(Mcf)		Oil(per bbl)	Gas(perMcf)
Current Month
Waddell Ranch	85,634	416,723	33,713		162,544	*	$33.32	$1.50	**
Texas Royalty Prop	25,101	28,556	18,826		21,417	*	$31.68	$3.02	**
Prior Month
Waddell Ranch	64,936	410,069	(9,925	)*	(66,951	)*	$27.85	$1.76	**
Texas Royalty Prop	25,279	31,239	24,015	*	29,677	*	$28.17	$3.01	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 25,101 barrels of oil and 28,556 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 18,826 barrels of oil and 21,417 Mcf of gas. The average price for oil was $31.68 per bbl and for gas was $3.02 per Mcf. This would primarily reflect production and pricing for the month of March for oil and the month of February for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $881,399. Deducted from these would be taxes totaling $180,010 resulting in a Net Profit of $701,389 for the month of April. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $666,320 to this month’s distribution.

General and Administrative Expenses deducted for the month were $384,694 resulting in a distribution of $1,585,474 to 46,608,796 units outstanding, or $.034016 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839